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                                                                                                                          Exhibit 12



                                                                                   The Gillette Company

                                                                             Ratio of Earnings to Fixed Charges
                                                Nine months     Nine months
Dollars in millions                               ended            ended
                                            September 30, 2004 September 30, 2003   2003       2002       2001       2000       1999
                                             ---------------  ------------------   -----      -----      -----      -----      -----
Earnings:
 Income from continuing operations before
 income taxes                               $          1,801            1,452      1,964      1,752      1,342      1,288      1,912
       Interest expense                                   37               43         54         84        145        223        136
       Interest portion of rental expense                 31               33         41         43         31         25         20
       Amortization of capitalized interest                7                8         10         10          9          6          5

                                                       -----            -----      -----      -----      -----      -----      -----
       Earnings available for fixed charges $          1,876            1,536      2,069      1,889      1,527      1,542      2,073
                                                       =====            =====      =====      =====      =====      =====      =====

Fixed Charges:
       Interest expense                     $             37               43         54         84        145        223        136
       Interest capitalized                                1                1          2          4         11         23         13
       Interest portion of rental expense                 31               33         41         43         31         25         20

                                                       -----            -----      -----      -----      -----      -----      -----
       Total fixed charges                  $             69               77         97        131        187        271        169
                                                       =====            =====      =====      =====      =====      =====      =====



Ratio of Earnings to Fixed Charges                      27.0             20.0       21.4       14.5        8.2        5.7       12.3
                                                       =====            =====      =====      =====      =====      =====      =====

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